Exhibit 23.6

CONSENT OF PEARL MEYER & PARTNERS

We hereby consent to the inclusion of the references to our role as compensation consultant in the Registration Statement on Form S-1 (Registration No.           ; as amended from time to time, the “Registration Statement”) of MedAssets, Inc., a Delaware corporation (the “Company”), relating to the offering of shares of common stock of the Company and any related services or data that we have provided to the Company.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

August 21, 2007 Dated:	PEARL MEYER & PARTNERS

By:	/s/ Joe Mallin Name: Joe Mallin
Title: Managing Director